EXHIBIT 99.1
July 20, 2010 10:15 AM Eastern Daylight Time
Steadfast REIT Investments, LLC Launches Steadfast Income REIT
IRVINE, Calif.—(BUSINESS WIRE)—Steadfast Income REIT, Inc. has commenced its initial public offering of $1.65 billion in common stock. The registration statement relating to the offering of common stock was declared effective by the Securities and Exchange Commission on July 9, 2010.
Steadfast Income REIT intends to elect to qualify as a real estate investment trust (REIT) for federal income tax purposes, and is offering up to $1.5 billion in shares of its common stock for sale at $10.00 per share and up to an additional $150 million in shares of its common stock under its distribution reinvestment plan at $9.50 per share.
About Steadfast Income REIT
Steadfast Income REIT intends to use the proceeds of the offering to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stabilized, income-producing and value-added properties, with the objective of providing a stable and secure source of income for stockholders and maximizing potential returns upon disposition of assets through capital appreciation.
Steadfast Income REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico. Steadfast Capital Markets Group, the securities and financial services division of Steadfast Companies, is the dealer manager and will distribute the product through retail broker-dealers and investment advisors.
THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. AN OFFER IS MADE ONLY BY THE PROSPECTUS. FOR A COPY OF THE PROSPECTUS, PLEASE CONTACT YOUR INVESTMENT PROFESSIONAL OR STEADFAST CAPITAL MARKETS GROUP AT 877.525.SCMG (7264).
Contacts:
Steadfast Capital Markets Group
Jennifer Schmidt
949.333.1721
jschmidt@steadfastcmg.com